Filed Pursuant to Rule 424(b)(3)
File Number 333-126399

PROSPECTUS SUPPLEMENT NO. 4

Prospectus Supplement No. 4 dated April 19, 2007
to Prospectus dated December 15, 2006
as supplemented by
Prospectus Supplement No. 1 dated January 24, 2007
Prospectus Supplement No. 2 dated February 27, 2007 and
Prospectus Supplement No. 3 dated March 20, 2007

BIONOVO, INC.

This Prospectus Supplement No. 4 supplements our Prospectus dated December 15, 2006 as supplemented by Prospectus Supplement No. 1 dated January 24, 2007, Prospectus Supplement No. 2 dated February 27, 2007 and Prospectus Supplement No. 3 dated March 20, 2007. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon the exercise of warrants.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol BNVI.OB. On April 18, 2007, the closing price of our common stock on the OTC Bulletin Board was $5.02.

This Prospectus Supplement includes the attached Current Report dated April 18, 2007 on Form 8-K of Bionovo, Inc., as filed by us with the U.S. Securities and Exchange Commission.

YOU SHOULD READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3 AND THIS PROSPECTUS SUPPLEMENT NO. 4, CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2007

Bionovo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50073	87-0576481
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5858 Horton Street, Suite 375 Emeryville, California		94608
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (510) 601-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

BIONOVO, INC.

April 19, 2007

Item 8.01. Other Events.

On April 18, 2007, Bionovo, Inc. issued a press release announcing the initiation of its multi-center Phase 1/2 clinical trial of BZL101, its drug candidate for the treatment of women with advanced breast cancer. A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Bionovo, Inc. on April 18, 2007.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIONOVO, INC.

Date: April 19, 2007	By:	/s/ James P. Stapleton
James P. Stapleton
Chief Financial Officer

3

Exhibit 99.1
Company Contacts: BioNovo, Inc. Jim Stapleton Chief Financial Officer Phone: 510.420.4180 jim@bionovo.com Media: Katherina Audley Phone: 415.847.7295 katherina.audley@bionovo.com

Final Version

Bionovo Enrolls First Patient on Phase 1/2 Clinical Trial of BZL101 for the Treatment of Advanced Breast Cancer

Emeryville, CA, April 18, 2007 – Bionovo, Inc. (OTC Bulletin Board: BNVI) has initiated its multi-center Phase 1/2 clinical trial of BZL101, its drug candidate for the treatment of women with advanced breast cancer. The aims of the current Phase 1/2 trial are to determine the maximum tolerated dose of BZL101 and tumor response in women with late stage breast cancer.

The trial will enroll 80 volunteers who have advanced, measurable breast cancer and have had no more than two prior third line cytotoxic treatments. The study is being coordinated by Dr. Deborah Grady at the University of California, San Francisco (UCSF) and led by Dr. Charles Shapiro, Director of Breast Oncology, Ohio State University. The trial will be open at 10 sites across the country, including The University of Texas M. D. Anderson Cancer Center, University of Texas Southwestern Medical Center, University of Chicago, Duke University, Ohio State University Comprehensive Cancer Center, Memorial Cancer Institute, Montefiore Medical Center, Breastlink/Barbara K. Robinson Breast Cancer Research Program (LBMMC), several comprehensive cancer centers in the Aptium Oncology Research Network, and Cancer Research Network, Inc.

BZL101 is an oral drug designed to induce cancer cell apoptosis, or cell death, while leaving normal cells unaffected. Results from the Company’s initial FDA-approved Phase 1 clinical trial showed BZL101 was safe in a cohort of women with advanced breast cancer. For further information, please visit: http://www.bzl101.com.

“We are excited to bring our second Bionovo drug candidate into Phase 2 clinical testing to further advance our pipeline and to find safer, less toxic therapeutic treatment options for women with advanced breast cancer,” stated Isaac Cohen, CEO and president of Bionovo. “We are working closely with the 10 centers around the country and feel confident that we have the capabilities and expertise to bring to the market a safe, novel compound for the treatment of advanced breast cancer.”

Over 200,000 women are diagnosed with breast cancer each year and despite the treatment options available, breast cancer is still the second leading cause of cancer death.

Bionovo, Inc.
Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has two drugs in clinical testing. MF101 is in Phase 2 for quality of life conditions associated with menopause, and BZL101 is in Phase 1/2 for the treatment of advanced breast cancer. The company has an additional pipeline of drugs in development for breast cancer, pancreatic cancer and other menopausal symptoms. The company is developing its products in close collaboration with leading U.S. academic research centers, including the University of California, San Francisco, University of Colorado Health Sciences Center, and University of California, Berkeley. For further information, please visit: http://www.bionovo.com.

Forward-Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as “believes,” “expects,” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

# # #